PRESS RELEASE

Exhibit 99.1

iMetrik M2M Global Asset Control Solution Receives Overwhelming
Response at Major Trade Shows

Montreal, June 1, 2012-iMetrik M2M Solutions Inc. (OTCBB: IMEK) (the “Company”), (www.imetrikm2m.com) - a global provider of wireless services designed to control and manage access and use of virtually any asset from anywhere to anywhere in the world, is pleased to report that there has been an influx of inquiries regarding its Wireless “Plug-n-Play” Global Asset Control System since introducing its game changing end-to-end solution for the “Internet of Things” in several of the largest industry trade shows in the U.S. during the past few months.

Through partner Monnit Corp (www.monnit.com), “The Leader in Low Cost Wireless Sensors,” iMetrik M2M was present at:

1.
The Embedded System Conference (“ESC”) on April 22 -25 in San Jose, California.  This is the global electronics industry’s leading event.  With cutting-edge product demonstrations, visionary speeches and hundreds of essential technical training classes and accreditation opportunities, ESC is the ideal venue for the design engineering community to learn, collaborate and recognize excellence.

2.
The International CTIA Trade Show on May 7-10 in New Orleans, Louisiana, which attracts 40,000 qualified attendees and 1,000 exhibitors. CTIA -The Wireless Association® is an international nonprofit membership organization that has represented the wireless communications industry since 1984. Membership in the association includes wireless carriers and their suppliers, as well as providers and manufacturers of wireless data services and products.

So far in 2012, with partner Metropolitan Industries (http://www.metropolitanind.com), the iMetrik M2M solution was introduced at:

1.	The Illinois PHCC (Illinois Association of Plumbing Heating and Cooling Contractors) show in Chicago, Illinois in March.
2.
The Trade Show of the American Society of Plumbing Engineers (ASPE), the international organization for professionals skilled in the design, specification and inspection of plumbing systems, in March.  ASPE members are leaders in innovative plumbing design, effective materials and energy use, and the application of advanced techniques throughout the world.

3.	The Chief Engineers Show, a meeting of leaders within the field of power engineering and real estate asset management, in April.

At the CTIA, the iMetrik M2M Cellular Gateway was also displayed by partner SIMCom Wireless Solutions Co. Ltd. (http://wm.sim.com)  ABI Research reports that the SIMCom Cellular Module market share is ranked as No.2 in the worldwide market since 2008, (http://wm.sim.com/abouten.aspx).

“The iMetrik M2M System received great attention at leading trade shows in March and April,” commented John Kochan Jr, CEO at Metropolitan Industries.  “We saw very few exhibitors with similar technology and most were still only in developmental stages and paled in comparison to the end-to-end solution that iMetrik M2M’s Plug-n-Play System provides.  We are receiving requests for demonstrations from new companies in addition to the interest that is being shown from our existing clients.  We are building an impressive pipeline of prospects and anticipate beginning to see a steady order flow in the short term.”

“The equipment monitoring sector alone is a more than $100 billion industry,” stated Michel St-Pierre, CEO at iMetrik M2M Solutions.  “We have spent considerable time and money developing our technology and our footprint as a leader in the field.  Drawing upon the experience and strengths of our established partners, we feel that we are well-positioned and properly aligned to start generating substantial revenue in the coming months.  We are very pleased by the overwhelming response that our end-to-end global asset control solution has received and are very excited about the future for our company and shareholders.”

The Company is also pleased to announce that a new PowerPoint presentation is available on the Investor Relations page of its website at http://imetrikm2m.com/imetrikm2m.ppt.

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

IR Contact:

Tel: +1.-514-904-2333
Mobile :+1-514-402-2538
Email: info@imetrikm2m.com

3450 St-Denis Street, Suite 202
Montreal, Qc Canada, H2X 3L3
Toll free and fax: 888 331 9577